Exhibit 99.2

Fourth Quarter and Full Year 2012 Earnings Conference Call
Prepared Remarks

About the Prepared Remarks
The following commentary is provided by management and should be read in conjunction with Ameresco's fourth quarter and full year 2012 earnings press release. These remarks represent management's current views on the Company's financial and operational performance and outlook and are provided to give investors and analysts further insight into our performance in advance of the earnings call. With respect to the non-GAAP financial measures contained in these prepared remarks, a discussion of and a reconciliation between GAAP and non-GAAP results is provided at the end of these remarks.

Earnings Conference Call and Webcast
Ameresco will hold its earnings conference call Friday, March 18, at 8:30 a.m. ET to discuss fourth quarter and full year 2012 results, business outlook and strategy, to be followed by questions and answers. Participants may access it by dialing domestically 888.713.4205 or internationally 617.213.4862. The passcode is 72602912. Participants are advised to dial into the call at least ten minutes prior to the call to register. A live, listen-only webcast of the conference call will also be available over the Internet. Individuals wishing to listen can access the call through the "Investor Relations" section of the Company's website at www.ameresco.com. If you are unable to listen to the live call, the webcast will be archived on the Company's website shortly after the call and be available for one year.

Restatement of Previously Issued Financial Statements
As previously reported, Ameresco determined that it had incorrectly designated an interest rate swap as a hedge at its inception in March 2010. As explained in note 2 to our consolidated financial statements included in our Annual Report on Form 10-K being filed with the Securities and Exchange Commission today, as well as the section at the end of these prepared remarks titled Summary Effect of Restatement, we are restating our historical financial statements for the years 2011 and 2010 and unaudited quarterly information for the quarterly periods in 2012, 2011 and 2010. The restatement affects non-cash, non-operating items and does not affect revenue, gross profit, operating expenses or operating income. All prior period amounts affected by the restatement and presented in these prepared remarks have been revised from amounts previously reported to reflect the restatement.

Safe Harbor Statement
Any statements in these remarks or on the ensuing conference call about future expectations, plans and prospects for Ameresco, Inc., including statements about market conditions, pipeline and backlog, as well as estimated future revenues and net income, and other statements containing the words “projects,” “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the timing of, and ability to, enter into contracts for awarded projects on the terms proposed; the timing of work we do on projects where we recognize revenue on a percentage of completion basis, including the ability to perform under recently signed contracts without unusual delay; demand for our energy efficiency and renewable energy solutions; our ability to arrange financing for our projects; changes in federal, state and local government policies and programs related to energy efficiency and renewable energy; the ability of customers to cancel or defer contracts included in our backlog; the effects of our recent acquisitions; seasonality in construction and in demand for our products and services; a customer's decision to delay our work on, or other risks involved with, a particular project; availability and costs of labor and equipment; the addition of new customers or the loss of existing customers; and other factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2012, filed with the U.S. Securities and Exchange Commission on March 18, 2013. In addition, the forward-looking statements included in these prepared remarks represent our views as of the date of these prepared remarks. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of these prepared remarks.

Use of Non-GAAP Financial Measures
These prepared remarks and the accompanying tables include references to adjusted EBITDA, which is a non-GAAP financial measure. For a description of this non-GAAP financial measure, including the reasons management uses this measure, please see the section at the end of these prepared remarks titled "Explanation of Non-GAAP Financial Measures". For a reconciliation of adjusted EBITDA to operating income, the most directly comparable financial measure prepared in accordance with GAAP, please see the section at the end of these prepared remarks titled “GAAP to Non-GAAP Reconciliation”.

Opening Remarks
2012 financial results were below our expectations.

Historically, we have benefitted from customer diversification in our energy efficiency projects. The dynamics of each individual market generally reflected customer specific budgeting cycles and procurement policies. Customers' budgetary constraints were prevalent and cost cutting a priority. As such, we believe the ability to use energy savings performance contracts (ESPCs) as an alternative procurement mechanism historically generated healthy demand for our comprehensive solutions.

However, we did not anticipate the level of influence that federal fiscal uncertainty would have on non-federal customers. State budgets, which can be used to fund local municipalities and school systems, have become increasingly reliant upon federal programs to maintain balanced budgets. The possibility that some of these programs could be reduced or eliminated due to sequestration caused a dramatic shift in customer behavior at the state and local level. A number of our customers have responded by becoming even more conservative in their decision making process regarding taking on what is perceived to be additional debt, which has translated into extended conversion times from awarded projects to signed contracts. As a result, 2012 was the first year that we experienced an unprecedented and sustained market disruption that was consistent among all customer segments using energy efficiency projects.

While we were very disappointed by the market disruption caused by fiscal uncertainty during 2012, we were encouraged by the progress we have made toward influencing longer-term trends. For example, we experienced continued growth in revenue from our all other offerings; awarded projects at year-end increased 50%; and we reached a new record level of total construction backlog of awarded projects and fully-contracted backlog at approximately $1.5 billion. We believe the backlog activity, more specifically the increase in awarded projects, indicates that demand for performance contracting remains strong and that we are gaining market share. This leads us to remain confident about the long-term fundamentals of our business.

We now believe that the current market conditions described will persist into the future, which adversely affects our backlog conversion timing assumptions for 2013. The long sales cycles for energy efficiency projects, in general, does not lend itself to a lot of flexibility in terms of influencing customer behavior in the near-term. However, we are working on fine-tuning our offering as well as our approach. We expect this fine-tuning to enhance our market position over the medium- to long-term so that we can continue to pursue our long-term goal of 15-20% revenue and earnings growth per year on average.

Fourth Quarter and Full Year 2012 Financial Performance
Certain prior period results in these prepared remarks have been restated as compared to previously reported results. See the section titled Summary Effect of Restatement below.

Total revenue for the fourth quarter of 2012 was $156.6 million, compared to $188.5 million for the same period in 2011, a decrease of 16.9% year-over-year. Operating income for the fourth quarter of 2012 was $6.3 million, compared to $12.6 million for the fourth quarter of 2011, a decrease of 50.3% year-over-year. Fourth quarter 2012 adjusted EBITDA, a non-GAAP financial measure, was $13.0 million, compared to $17.9 million for the same period in 2011, a decrease of 27.4% year-over-year. Net income for the fourth quarter of 2012 was $5.1 million, compared to $8.4 million for the same period of 2011, a decrease of 39.7% year-over-year. Fourth quarter 2012 net income per diluted share was $0.11, compared to $0.19 per diluted share for the same period of 2011.

For the full year ended December 31, 2012, Ameresco reported total revenue of $631.2 million, compared to $728.2 million in 2011, a decrease of 13.3% year-over-year. Full year 2012 operating income was $28.7 million, compared to $50.7 million for 2011, a decrease of 43.5% year-over-year. Full year 2012 adjusted EBITDA was $52.4 million, compared to $67.6 million for 2011, a decrease of 22.5% year-over-year. Net income for the full year 2012 was $18.4 million, compared to $33.4 million for 2011, a decrease of 45.1% year-over-year. Net income per diluted share was $0.40 for the full year 2012, compared to $0.75 for 2011.

Fourth quarter revenue declined 16.9% year-over-year. The decline was driven by a 19.0% decrease in energy efficiency revenue and an 11.9% decrease in renewable energy revenue.

We had anticipated that a decline in energy efficiency revenue related to the continued effects of lengthening conversion times from awarded projects to signed contracts in the U.S. federal, all other U.S. regions and Canada segments would offset increases in the central U.S. region and all other segments during the fourth quarter of 2012. We had also expected fourth quarter renewable energy to be up slightly; however, we did not expect results to be impacted by a year-over-year revenue decrease in our integrated-photovoltaic (PV) offering, nor weather related delays at four renewable energy facilities.

Full year revenue declined 13.3%. Full year energy efficiency revenue decreased 18.6% for the same reasons mentioned above for the fourth quarter. Full year renewable energy revenue increased 3.0%. We experienced year-over-year increases in the all other U.S. regions segment related to renewable energy projects for customers and in the all other segment related to small-scale infrastructure, or renewable energy plants that we own, which more than offset a decline in renewable energy revenue within the U.S. federal segment related to the completion of the Savannah River project in late 2011.

Gross margin during the fourth quarter increased from 18.6% in 2011 to 21.1% in 2012. Full year gross margin increased from 18.5% in 2011 to 20.3% in 2012.

Energy efficiency gross margin for the fourth quarter improved from 22.7% in 2011 to 26.0% in 2012. The margin improvement was driven by higher margin projects across a number of U.S. regions, project closeouts and an improved mix from the higher margin offerings of AEG, AIS and Operations & Maintenance/Other (O&M/Other) within the all other segment. Full year energy efficiency gross margin improved from 18.9% in 2011 to 21.0% in 2012. The full year margin improvement was driven by the same reasons stated for the fourth quarter.

Renewable energy gross margin for the quarter increased from 8.8% in 2011 to 10.3% in 2012. Renewable energy gross margin weakness in 2011 was attributable to start-up costs for Savannah River O&M as well as an inventory write down related to our integrated-PV offering. In the fourth quarter of 2012, strong margin contributions from renewable energy projects and renewable energy plants were partially offset by downward margin pressure from the U.S. federal segment. In the U.S. federal segment, we made operational improvements to the Savannah River Site during the quarter to make the plant more efficient over the long-term.

Full year renewable energy gross margin increased from 17.3% in 2011 to 18.7% in 2012. The improvement in full year renewable energy gross margin was attributable to strong margin contributions from renewable energy projects, small-scale infrastructure, O&M/Other and integrated-PV, which more than offset downward margin pressure from the U.S. federal segment.

Operating expenses in the fourth quarter increased from $22.4 million in 2011 to $26.7 million in 2012, an increase of 19.0%. Operating expenses for the full year increased from $84.4 million in 2011 to $99.5 million in 2012, an increase of 17.9%.

Salary and benefit expenses during the fourth quarter increased from $11.5 million in 2011 to $12.9 million in 2012, an increase of 12.1%. Salary and benefit expenses for the year increased from $40.7 million in 2011 to $51.3 million in 2012, an increase of 25.9%. Higher salary and benefit expenses reflect strategic investments in acquisitions and new offices made in 2011.

Project development costs reflect our efforts to increase proposal activity and finalize awarded projects. Project development costs during the fourth quarter increased from $3.4 million in 2011 to $4.3 million in 2012, an increase of 24.6%. The increase reflects our efforts to secure awarded projects.

Project development costs for the full year decreased from $18.3 million in 2011 to $16.6 million in 2012, a decrease of 9.1%. The decrease reflects capitalization of more development costs as proposals have transitioned to awarded projects.

General, administrative and other (G&A) expenses for the quarter increased from $7.5 million in 2011 to $8.5 million in 2012, an increase of approximately 13.3%. G&A expenses increased from $25.3 million in 2011 to $30.6 million in 2012, an increase of 20.7%. Higher G&A expenses reflect acquisition expenses, including amortization of intangible assets, as well as increased expenses related to be being a public company.

During the fourth quarter, we recorded a non-cash goodwill impairment charge of $1.0 million which is included in operating expenses and relates to an acquisition in Canada during 2009.

The full year effective tax rate for 2012 was 25.4%. The amount of the 179D deduction is higher as a percentage of pre-tax income which caused the effective tax rate to decline. We expect the effective tax rate in 2013 also to be lower than what we have experienced historically as we continue to take the deductions permitted under 179D.

The principal difference between the statutory rate and the effective tax rate were the deductions permitted under Section 179D of the tax code, which relate to the installation of certain energy efficiency equipment in federal, state and local government-owned buildings, as well as tax credits to which we are entitled from plants that we own.

Operating cash flow remained strong. We generated $45.0 million in operating cash flow during the fourth quarter of 2012, compared to $41.9 million in the same period in 2011. Full year operating cash flow improved from $30.1 million in 2011 to $87.5 million in 2012. Of note, we benefitted from receipt of the remaining contract payment holdback amounts, or retainage, related to the Savannah River project in the amount of $20 million during the first quarter.

We invested $15.9 million in renewable energy project assets that we will own and operate during the fourth quarter and $47.2 million for the full year.

On October 19th, an Ameresco holding company for 18 renewable energy project companies entered into a credit and guaranty agreement with a bank group. The subsidiaries of the holding company own 22 small-scale renewable energy projects, which consist of six landfill gas (LFG) to energy facilities, two wastewater to energy facilities and 14 solar photovoltaic (PV) facilities. There are 18 facilities that are currently operating and four that are at various stages of construction. The credit agreement provides for a $47.2 million construction-to-term loan credit facility, of which $33.5 million was drawn down at the closing. The loan will be non-recourse to Ameresco once construction has been completed.

Cash provided by our financing activities totalled $5.7 million during the fourth quarter. This was primarily due to proceeds of $37.7 million from the renewable energy project financing entered into in October.

Our balance sheet remains strong. We used a portion of the proceeds drawn down from the renewable energy project portfolio financing to pay down the revolving portion of our senior secured credit facility during the quarter. As a result, total corporate debt on our balance sheet, not related to renewable energy projects, was approximately $32.9 million as of December 31, 2012. In addition, the Federal ESPC receivable financing liability decreased from $109.6 million as of December 31, 2011 to $93.0 million as of December 31, 2012.

Further Full Year Insights and Outlook for 2013
Revenue from our other offerings, such as small-scale infrastructure, integrated-PV and O&M/Other, increased to $174 million in 2012, an increase of 34% year-over-year. We expect revenue from our other offerings to increase more than 10% in 2013. Please see additional details about each offering below.

Small-scale infrastructure includes small-scale renewable energy plants that we have designed and developed for our own portfolio. Revenue for small-scale infrastructure is included in our all other segment. Revenue from small-scale infrastructure increased by more than 10% for the year. The increase was primarily due to a new LFG plant that went into operation during the third quarter as well as a small contribution from renewable energy certificates (RECs). We are in the process of designing, permitting and constructing five more renewable energy plants, which we expect to begin generating meaningful revenue in late 2013. As a result, we expect small-scale infrastructure revenue to increase by approximately 10% in 2013.

Revenue from integrated-PV is included in our all other segment. Integrated-PV revenue was flat in 2012. Modest year-over-year revenue growth during the third quarter and a decline in the fourth quarter offset strong growth through the first half of 2012. We believe that revenue during the second half of 2012 was subject to the same fiscal concerns that adversely affected corporate spending within the U.S. economy through year-end. Early indications in 2013 lead us to believe that integrated-PV market conditions are showing signs of stabilizing. Assuming current trends continue, we expect integrated-PV revenue to increase in the range of 5-10% in 2013.

Revenue from O&M/Other includes O&M revenue from our U.S. federal segment as well as our all other segment. O&M/Other revenue increased more than 50% year-over-year in 2012 due to Savannah River O&M as well as strong contributions from the non-O&M offerings. We expect O&M/Other revenue to increase more than 10% in 2013, driven by increases in the non-O&M offerings.

Our pipeline, which includes proposals, and total construction backlog of awarded projects and newly signed contracts, increased by 25% year-over-year to $3.3 billion at the end of the fourth quarter of 2012. Our total construction backlog as of December 31, 2012 increased 21.5% year-over-year to approximately $1.5 billion, driven by a 50.4% increase in awarded projects.

Longer-term backlog trends have continued to remain encouraging. However, awarded projects are converting to signed contracts at a much slower pace than we have experienced in the past. While we had been optimistic last fall that 2013 would see a return to normal market conversion timing, we are now operating under the assumption that the current market disruption will continue for the foreseeable future, especially now that sequestration has gone into effect.

Based upon this, our 2013 guidance is as follows:

•	We expect revenue to be in the range of $620 million to $670 million;

•	We expect net income to be in the range of $18 million to $22 million.

Closing Remarks
We remain confident about the long-term fundamentals for energy efficiency. Energy efficiency continues to be the most cost effective source of energy and we believe that the need for our customers to upgrade their aging infrastructure using budget-neutral solutions will continue to drive demand. We believe the encouraging signs that we have experienced within pipeline development indicates strong demand. For example, awarded projects increased throughout 2012 and total construction backlog reached new record levels. Based upon trends experienced historically, we expect more than 90% of current awarded projects to convert into signed contracts. Finally, we believe that the investments that we have made in our business, combined with fine-tuning to enhance our market position, should position us well to take advantage of future growth opportunities.

Summary Effect of Restatement

	Net Income			Net Income Per Diluted Share
	(unaudited, in thousands, except per share data)
Impact by Periods	Reported	Adjustment	Restated	Reported	Adjustment	Restated
2010
First Quarter 2010	$1,278	$(500)	$778	$0.03	$(0.01)	$0.02
Second Quarter 2010	$7,708	$(1,154)	$6,554	$0.20	$(0.03)	$0.17
Third Quarter 2010	$12,041	$(741)	$11,300	$0.28	$(0.02)	$0.26
Fourth Quarter 2010	$7,700	$1,183	$8,883	$0.17	$0.02	$0.19
Full Year 2010	$28,726	$(1,212)	$27,514	$0.69	$(0.03)	$0.66
2011
First Quarter 2011	$5,288	$269	$5,557	$0.12	—	$0.12
Second Quarter 2011	$8,832	$(442)	$8,390	$0.19	$(0.01)	$0.18
Third Quarter 2011	$12,359	$(1,336)	$11,023	$0.27	$(0.03)	$0.24
Fourth Quarter 2011	$8,248	$195	$8,443	$0.18	$0.01	$0.19
Full Year 2011	$34,727	$(1,314)	$33,413	$0.78	$(0.03)	$0.75
2012
First Quarter 2012	$1,505	$230	$1,735	$0.03	$0.01	$0.04
Second Quarter 2012	$5,169	$(350)	$4,819	$0.11	$(0.01)	$0.10
Third Quarter 2012	$6,771	$(59)	$6,712	$0.15	—	$0.15
Fourth Quarter 2012	$5,094			$0.11
Full Year 2012	$18,360			$0.40

GAAP to Non-GAAP Reconciliation

Adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA):
Three Months Ended December 31,
	2012	2011
Operating income	$6,264,253	$12,616,182
Depreciation, amortization and impairment	5,909,648	4,453,452
Stock-based compensation	823,216	838,506
Adjusted EBITDA	$12,997,117	$17,908,140
Adjusted EBITDA margin	8.3%	9.5%

Adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA):
Years Ended December 31,
	2012	2011
Operating income	$28,657,002	$50,685,824
Depreciation, amortization and impairment	20,356,415	14,008,738
Stock-based compensation	3,351,142	2,865,706
Adjusted EBITDA	$52,364,559	$67,560,268
Adjusted EBITDA margin	8.3%	9.3%

Explanation of Non-GAAP Financial Measures
We define adjusted EBITDA as operating income before depreciation, amortization of intangible assets, impairment of goodwill and share-based compensation expense. Adjusted EBITDA is a non-GAAP financial measure and should not be considered as an alternative to operating income or any other measure of financial performance calculated and presented in accordance with GAAP.
We believe adjusted EBITDA is useful to investors in evaluating our operating performance for the following reasons: adjusted EBITDA and similar non-GAAP measures are widely used by investors to measure a company's operating performance without regard to items that can vary substantially from company to company depending upon financing and accounting methods, book values of assets, capital structures and the methods by which assets were acquired; securities analysts often use adjusted EBITDA and similar non-GAAP measures as supplemental measures to evaluate the overall operating performance of companies; and by comparing our adjusted EBITDA in different historical periods, investors can evaluate our operating results without the additional variations of depreciation and amortization expense, and share-based compensation expense.
Our management uses adjusted EBITDA: as a measure of operating performance, because it does not include the impact of items that we do not consider indicative of our core operating performance; for planning purposes, including the preparation of our annual operating budget; to allocate resources to enhance the financial performance of the business; to evaluate the effectiveness of our business strategies; and in communications with the board of directors and investors concerning our financial performance.
We understand that, although measures similar to adjusted EBITDA are frequently used by investors and securities analysts in their evaluation of companies, adjusted EBITDA has limitations as an analytical tool, and investors should not consider it in isolation or as a substitute for GAAP operating income or an analysis of our results of operations as reported under GAAP. Some of these limitations are: adjusted EBITDA does not reflect the Company's cash expenditures or future requirements for capital expenditures or other contractual commitments; adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs; adjusted EBITDA does not reflect stock-based compensation expense; adjusted EBITDA does not reflect cash requirements for income taxes; adjusted EBITDA does not reflect net interest income (expense); although depreciation, amortization and impairment are non-cash charges, the assets being depreciated, amortized or impaired will often have to be replaced in the future, and adjusted EBITDA does not reflect any cash requirements for these replacements; and other companies in our industry may calculate adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.
To properly and prudently evaluate our business, we encourage investors to review our GAAP financial statements included above, and not to rely on any single financial measure to evaluate our business. Please refer to the above reconciliation of adjusted EBITDA to operating income, the most directly comparable GAAP measure.